Exhibit 11.1


               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARIES

                    COMPUTATIONS OF EARNINGS PER COMMON SHARE


                                                         Three Months Ended
                                                              March 31,
                                                    ----------------------------
                                                       1996              1997
                                                       ----              ----


Weighted average common shares outstanding:

Average shares outstanding during the period        10,422,638        12,723,583

Unexercised stock options and warrants using
    the treasury stock method                        1,208,231           878,884
                                                    ----------        ----------

    Total weighted average common shares            11,630,869        13,602,467
                                                    ==========        ==========

Net income applicable to common shares:

Net income applicable to common shares              $3,160,000        $4,930,000
                                                    ==========        ==========

Earnings per common share                           $      .27        $      .36
                                                    ==========        ==========